Exhibit 99.1

Frank’s International N.V. 10260 Westheimer Rd, Suite 700 Houston, Texas 77042

PRESS RELEASE

FRANK’S INTERNATIONAL ANNOUNCES THE APPOINTMENT OF MICHAEL KEARNEY AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

September 27, 2017—Houston, Texas—Frank’s International N.V. (NYSE: FI) (“Frank’s” or the “Company”) today announced that its Board of Supervisory Directors has named Michael C. Kearney as President and Chief Executive Officer effective immediately, in addition to his ongoing role as Chairman. Mr. Kearney has served on Frank’s Board of Supervisory Directors since 2013 and has over 25 years of upstream energy executive and Board experience, principally in the oil services sector. Mr. Kearney replaces Douglas G. Stephens who has left the Company and its Board of Supervisory Directors to pursue other interests.

Mr. Kearney was appointed to the Company’s Supervisory Board in 2013 and was Lead Supervisory Director from May 2014 until December 2015, when he was named Chairman. In addition, he has served on the Audit Committee since 2013 and the Compensation Committee from 2014 until 2016.

Mr. Kearney previously served as President and Chief Executive Officer of DeepFlex Inc., a privately-held oil service company which was engaged in the manufacture of flexible composite pipe used in offshore oil and gas production, from September 2009 until June 2013, and had served as the Chief Financial Officer of DeepFlex Inc. from January 2008 until September 2009. Mr. Kearney served as Executive Vice President and Chief Financial Officer of Tesco Corporation from October 2004 to January 2007. From 1998 until 2004, Mr. Kearney served as the Chief Financial Officer and Vice President—Administration of Hydril Company.

In addition to his executive experience Mr. Kearney’s oil service experience extends to serving on the Board of Core Laboratories from 2004 until 2017, most recently as its Lead Director, and currently serving on the Board and Audit Committee of Fairmount Santrol since 2015. Mr. Kearney received a Bachelor of Business Administration from Texas A&M University as well as a Master of Science degree in Accountancy from the University of Houston.

William Berry, who has been named Lead Director of the Frank’s Supervisory Board, effective immediately, commented, “We are very pleased to have Mike Kearney agree to serve as our new President and CEO. Mike is extremely familiar with Frank’s given his service on our Board since 2013. He will also continue to be an exceptionally valuable Board member. His many years of senior executive experience in both financial and operational roles with public and private companies in the oil field services sector of the industry makes him particularly well qualified to assume the Chief Executive Officer role at Frank’s.”

Mr. Kearney commented, “It is a privilege to be asked to serve as Frank’s senior executive. I have the greatest respect for all our employees and their commitment to the highest degree of safety, operational excellence and innovation in the industry. I look forward to working closely with the entire management team, my fellow Board members and our employees that I have come to know and respect over the last four years.”

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,000 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Contacts:

Kyle McClure, Senior Vice President, Chief Financial Officer

kyle.mcclure@franksintl.com

713-231-2548

Blake Holcomb, Director – Investor Relations and Communications

blake.holcomb@franksintl.com

713-231-2463